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                                                                    Exhibit 10.2

                            STOCK PURCHASE AGREEMENT



                                 BY AND BETWEEN


                               THE SHAREHOLDERS OF
                          SPACE MEDIA HOLDINGS LIMITED


                                       AND


                            ENGAGE ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF


                                  ENGAGE, INC.



                                   DATED AS OF

                                 AUGUST 31, 2000



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                            STOCK PURCHASE AGREEMENT

          Stock Purchase Agreement, dated as of August 31, 2000 by and among Engage, Inc. ("Parent"), a Delaware corporation, Engage Acquisition Corp. (the "Purchaser"), a Cayman Islands corporation and a wholly owned subsidiary of Parent, and the holders of shares of Space Media Holdings Limited, a British Virgin Islands corporation, listed on SCHEDULE I to this Agreement (collectively, the "Selling Shareholders"). Certain capitalized terms used in this Agreement have the meanings assigned to them in Article 9.

          WHEREAS, the Selling Shareholders collectively own 100% of the issued and outstanding shares of Space Media Holdings Limited on a fully-diluted basis (the "Shares"); and

          WHEREAS, the Selling Shareholders intend to sell, and the Purchaser intends to purchase the Shares upon the terms and subject to the conditions set forth in this Agreement;

          NOW, THEREFORE, in consideration of the mutual representations and covenants set forth in this Agreement, intending to be legally bound, the parties agree as follows:

                                   ARTICLE 1.

                           PURCHASE AND SALE OF SHARES

     Section 1.1 SALE AND TRANSFER OF SHARES.

          Subject to the terms and conditions of this Agreement, at the Closing, the Selling Shareholders shall sell and deliver, or provide documents sufficient to ensure the transfer on the Closing Date of, the Shares to the Purchaser, free and clear of all Encumbrances.

     Section 1.2 CONSIDERATION.

          Subject to the terms and conditions of this Agreement, in consideration of the sale and delivery to the Purchaser of the Shares, Parent shall issue to each Selling Shareholder the number of Parent Shares set forth opposite such Selling Shareholder's name on SCHEDULE I attached hereto. The aggregate number of Parent Shares to be delivered at Closing (the "Aggregate Consideration") has been determined by dividing US$65,000,000 by US$10.65 (the "Average Closing Price").

     Section 1.3 INDEMNIFICATION ESCROW.

          At the Closing, 15% of the Aggregate Consideration (the "Indemnification Shares") will be placed in escrow to secure the indemnification obligations of the Selling Shareholders as set forth in Article 8 pursuant to the terms of the Escrow Agreement attached as EXHIBIT A (the "Indemnification Escrow Agreement"). Subject to the terms of the Indemnification Escrow Agreement, one half of the Indemnification Shares will be held in escrow pursuant to the Indemnification Escrow Agreement for a period of one year and one half of the Indemnification Shares will be held in escrow pursuant to the Indemnification Escrow Agreement for a period of two years.


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     Section 1.4 PERFORMANCE ESCROW.

          In addition to the Indemnification Shares, 23% of the Aggregate Consideration (the "Performance Shares") will be held in escrow pursuant to the terms of the Escrow Agreement attached as EXHIBIT B (the "Performance Escrow Agreement"), until such date (the "Calculation Date") as the Purchaser's independent auditors have determined the Company's revenues for the 12-month period ending December 31, 2000, as calculated in accordance with GAAP (the "Company's 2000 Revenues"). Company's 2000 Revenues shall include all revenues generated by the Company other than revenues from products and services listed on SCHEDULE II attached. If the Shareholders' Agent (as defined in Section 1.7) does not agree with the determination of the Purchaser's auditors, the matter shall be determined as set forth in Section 1.5. If the Company's 2000 Revenues are at least US$13,500,000, then the Performance Shares will be released from escrow to the Selling Shareholders, pro rata. If the Company's 2000 Revenues are less than US$10,400,000, then the Performance Shares will be returned to Parent as treasury stock and the Selling Shareholders will have no further right to or interest in the Performance Shares. If the Company's 2000 Revenues are equal to or greater than US$10,400,000, but less than US$13,500,000, then (a) such number of Performance Shares shall be released to the Selling Shareholders, pro rata, as is determined by (i) dividing the Company's 2000 Revenues by US$13,500,000 and (ii) multiplying such amount by the number of all Performance Shares; and
(b) the remaining Performance Shares that are not released to the Selling Shareholders pursuant to clause (a) above shall be returned to Parent as treasury stock and the Selling Shareholders shall have no further right to or interest in such Performance Shares. For purposes of this Section 1.4, the Company's operating expenses shall not vary from those contained in the operating budget attached as SCHEDULE III without the written consent of the Purchaser and the Selling Shareholders. For the purposes of this Section 1.4,
(i) any revenues derived from the sale by Parent or any of its Affiliates of technology or Intangible Property (as defined in Section 4.22) designed or developed by the Company prior to the date of this Agreement shall be included as revenue in the Company's 2000 Revenues, (ii) any revenues derived from sales of products or services by the Company to any Selling Shareholder or any of its Affiliates shall be included as revenue in the Company's 2000 Revenues as long as such revenues are consistent with the Company's past business practices or Parent otherwise consents to the inclusion of such revenues, and (iii) any non-operating revenues shall be excluded as revenue.

     Section 1.5 DISPUTE RESOLUTION.

          As promptly as practicable following the Calculation Date, the Purchaser shall deliver to the Shareholders' Agent a statement of the Company's 2000 Revenues (the "Company's 2000 Revenues Statement"). The Shareholders' Agent may deliver to the Purchaser within 30 days after receiving the Company's 2000 Revenue Statement a detailed notice (an "Objection Notice") describing any good faith objections to the statement. Failure of the Shareholders' Agent to so object to the Company's 2000 Revenues Statement shall constitute acceptance thereof by the Shareholders' Agent. The Purchaser and the Shareholders' Agent shall use reasonable efforts to resolve any such objections, but if they do not reach a final resolution within 15 days after the Purchaser has received the Shareholders' Agent's Objection Notice, the Purchaser and the Shareholders' Agent shall select an internationally recognized accounting firm

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mutually acceptable to them (the "Neutral Accountants") to resolve any remaining objections. If the Purchaser and the Shareholders' Agent are unable to agree on the choice of Neutral Accountants, each of the Purchaser and the Shareholders' Agent shall selected an internationally recognized accounting firm, and those two firms shall select a third internationally recognized accounting firm to serve as the Neutral Accountants. The Purchaser and the Shareholders' Agent shall jointly instruct the Neutral Accountants to resolve any unresolved objections of the Shareholders' Agent and deliver the Company's 2000 Revenues Statement within 30 days after the date of its appointment. The determination by the Neutral Accountants shall be conclusive and binding upon the Purchaser and the Shareholders' Agent, absent fraud or manifest error. If the Shareholders' Agent presents an Objection Notice, and the dispute is resolved by the Neutral Accountants in favor of the Purchaser, then the Selling Shareholders shall pay the costs and expenses of the Neutral Accountants. If the Neutral Accountants find in favor of the Selling Shareholders, then the Purchaser shall pay the costs and expenses of the Neutral Accountants. If the Neutral Accountants render a decision that finds in favor of neither party, then the costs and expenses of the Neutral Accountants shall be borne equally by the Purchaser, on the one hand and the Selling Shareholders as a group, on the other.

     Section 1.6 ESCROW EXPENSES.

          The costs and expenses of the escrow agent under the Indemnification Escrow Agreement and the Performance Escrow Agreement shall be borne by the Purchaser.

     Section 1.7 SHAREHOLDERS' AGENT.

          The Selling Shareholders shall appoint Opulent Wealth Limited (represented by either Kevin Murphy or William Kaye) as their agent (the "Shareholders' Agent") to serve on behalf of the Selling Shareholders in connection with the Indemnification Escrow Agreement referenced in Section 1.3, the Performance Escrow Agreement referenced in Section 1.4, and the indemnification obligations of the Selling Shareholders as set forth in
Article 8.

                                   ARTICLE 2.

                                   THE CLOSING

     Section 2.1 THE CLOSING.

          The closing of the sale and transfer of the Shares by Selling Shareholders to the Purchaser (the "Closing") shall take place at the offices of Stephenson Harwood & Lo, 15 Queensway Central, 18th Floor, Edinburgh Tower, Hong Kong, at 6 p.m., local time, on the date of this Agreement (the "Closing Date").

     Section 2.2 DELIVERIES BY SELLING SHAREHOLDERS.

          At the Closing, Selling Shareholders shall deliver to the Purchaser: certificates representing all of the Shares, each such certificate to be duly and validly endorsed in favor of the Purchaser or accompanied by a separate stock power duly and validly executed by Selling

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Shareholders and otherwise sufficient to vest in the Purchaser good title to such Shares; or, in the case some certificates are not delivered, documents sufficient to ensure transfer of those Shares to the Purchaser (including, but not limited to, a copy of the current register of members, share transfer forms, minutes of the Company's Board of Directors approving the registration of the Purchaser as a member, a waiver of the entitlement to a share certificate with confirmation from the Company's Board of Directors that no such certificate been issued, and irrevocable instructions to HWR Services to register the Purchaser as a member); and all other previously undelivered documents required to be delivered by the Selling Shareholders to the Purchaser at or prior to the Closing as set forth in Section 7.2 of this Agreement.

     Section 2.3 DELIVERIES BY PURCHASER.

          (a) At the Closing, the Purchaser shall deliver to the Selling
Shareholders:

               (i) certificates representing the Aggregate Consideration issued in the name of the respective Selling Shareholder representing the number of Parent Shares as set forth on SCHEDULE I under the heading "Shares Delivered At Closing"; and

               (ii) such other documents as are required to be delivered by the Purchaser and or Parent to Selling Shareholders as set forth in Section 7.3 of this Agreement.

          (b) At the Closing, the Purchaser shall deliver to the escrow agent certificates representing the Indemnification Shares and the Performance Shares and shall deliver to the Selling Shareholders written confirmation from the escrow agent of such delivery.

     Section 2.4 DIRECTORS.

          At Closing, the Company's Board of Directors will consist of five members, three representatives of the Purchaser, and two key managers of the Company, Colin McIntosh and Matthew Harty (each, a "Key Manager"). Each Key Manager will continue to serve as a director until the earlier of (i) an initial public offering of the Company, or (ii) the cessation or termination of their employment with the Company.

     Section 2.5 FURTHER ASSURANCES.

          At any time and from time to time after the Closing, at the Purchaser's request and without further consideration, each of the Selling Shareholders shall promptly execute and deliver such instruments of sales, transfer, conveyance, assignment and confirmation, and take all such other action as the Purchaser or Parent may reasonably request, more effectively to transfer, convey and assign to the Purchaser, and to confirm the Purchaser's title to, all of the Shares owned by such Selling Shareholder, to put the Purchaser in actual possession and operating control of the assets, properties and business of the Company to assist the Purchaser in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement. At any time and from time to time after termination of the Indemnification Escrow Agreement and the Performance Escrow Agreement, as the case may be, at the Selling Shareholders' request and without further consideration, the Purchaser and Parent shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation,

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and take all such other action as a Selling Shareholder may reasonably request more effectively to transfer, convey and assign to the relevant Selling Shareholder (or as it may direct) and to confirm the Selling Shareholder's (or its nominee) title to, the number of Parent Shares as described in this Agreement to put such Selling Shareholder (or its nominee) in actual possession of the required number of Parent Shares, and to carry out the purpose and intent of this Agreement.

                                   ARTICLE 3.

                         REPRESENTATIONS AND WARRANTIES
                  OF SELLING SHAREHOLDERS REGARDING THE SHARES

          Except as set forth in the Disclosure Schedule prepared by the Selling Shareholders and delivered to the Purchaser simultaneously with the execution of this Agreement, each Selling Shareholder severally represents and warrants to the Purchaser that all of the statements contained in this Article 3 are true as of the date of this Agreement (or, if made as of a specified date, as of such date). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article 3, and the disclosures in any paragraph of the Disclosure Schedule shall qualify only the corresponding paragraph in this Article 3.

     Section 3.1 ENCUMBRANCES.

          Such Selling Shareholder has good and valid title to the Shares which are to be transferred to the Purchaser by such Selling Shareholder pursuant hereto, free and clear of any and all Encumbrances. SCHEDULE I attached hereto sets forth a true and correct description of all Shares owned by such Selling Shareholder.

     Section 3.2 TITLE.

          Such Selling Shareholder has the full right, power and authority to enter into this Agreement and to transfer, convey and sell to the Purchaser at the Closing the Shares to be sold by such Selling Shareholder hereunder and, upon consummation of the purchase contemplated hereby, the Purchaser will acquire from such Selling Shareholder good and valid title to such Shares, free and clear of Encumbrances.

     Section 3.3 JUDGMENT.

          Such Selling Shareholder is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by such Selling Shareholder or the transfer, conveyance and sale of the Shares to be sold by such Selling Shareholder to the Purchaser pursuant to the terms hereof.



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     Section 3.4 BROKERS.

          Except as disclosed on SCHEDULE 3.4, such Selling Shareholder has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker's or finder's fee or any other commission or similar fee in connection with any of the Transactions.

     Section 3.5 NON-U.S. PERSON.

          Such Selling Shareholder is not a "U.S. person" (as defined in Rule 902 of Regulation S under the Securities Act) and is acquiring the Parent Shares in an offshore transaction for its own account for investment and not with a view towards the resale, transfer or distribution thereof, nor with any present intention of reselling, transferring or distributing the Parent Shares, but subject, nevertheless, to any requirement of law that the disposition of the Selling Shareholder's property shall at all times be within the Selling Shareholder's control, and without prejudice to the Selling Shareholder's right at all times to sell or otherwise dispose of all or any part of such securities under a registration under the Securities Act or under an exemption from the registration available under the Securities Act. Such Selling Shareholder is not a citizen or resident of the United States for United States federal income tax purposes.

     Section 3.6 LEGEND.

          Such Selling Shareholder acknowledges that the following legend will be placed on the certificates representing the Parent Shares:

          "These shares ("Shares") have not been registered under the U.S. Securities Act of 1933, as amended (the "Act"), and, accordingly, may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons, except as set forth below. By its acquisition hereof, the holder (1) represents that it is not a U.S. person and is acquiring these Shares in an offshore transaction, (2) agrees that it will not resell or otherwise transfer these Shares except (A) to the Company or any subsidiary thereof, (B) pursuant to an effective registration statement under the Act, (C) inside the United States, to an accredited investor that, prior to such transfer, furnishes to the Company a signed letter containing certain representations and agreements relating to the restrictions on transfer of these Shares (the form of which letter can be obtained from the company), (D) outside the United States, in an offshore transaction in compliance with Rules 904 and 905 under the Act, (E) pursuant to the exemption from registration provided by Rule 144 under the Act (if available), or (F) pursuant to any other exemption from registration under the Securities Act (if available) and (3) agrees that it will give each person to whom these Shares are transferred a notice substantially to the effect of this legend. In connection with any transfer of these Shares pursuant to clauses (C), (E) or (F) above, the holder must, prior to such transfer, furnish to the company such certifications, legal opinions or other information as it may reasonably require to confirm that such transfer is


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          being made pursuant to an exemption or in a transaction not subject to the registration requirements of the Act. As used herein, the terms 'offshore transaction,' 'United States,' and 'U.S. Person' have the meanings given to them by Regulation S under the Act."

                                   ARTICLE 4.

             REPRESENTATIONS AND WARRANTIES OF SELLING SHAREHOLDERS
                              REGARDING THE COMPANY

          Except as set forth in the Disclosure Schedule prepared by the Selling Shareholders and delivered to the Purchaser simultaneously with the execution of this Agreement, the Selling Shareholders, jointly and severally, represent and warrant to the Purchaser that all of the statements contained in this Article 4 are true as of the date of this Agreement (or, if made as of a specified date, as of such date). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article 4, and the disclosures in any paragraph of the Disclosure Schedule shall qualify only the corresponding paragraph in this Article 4.

     Section 4.1 ORGANIZATION.

          The Company is (a) a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands or in the country of its incorporation, (b) has all requisite corporate power and authority and all necessary governmental approvals to carry on its business as now being conducted and to own the properties and assets it now owns and (c) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required. The Selling Shareholders have delivered to the Purchaser complete and correct copies of the certificate of incorporation and memorandum and articles of association of the Company as presently in effect.

     Section 4.2 AUTHORIZATION; VALIDITY OF AGREEMENT.

          The Selling Shareholders have full power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by the Selling Shareholders of this Agreement and the consummation of the Transactions have been duly authorized by the Company in accordance with its internal approval guidelines for transactions of this type, and no other corporate action on the part of the Company or the Selling Shareholders is necessary to authorize the consummation of the Transactions. No vote of, or consent by, the holders of any class or series of shares issued by the Company is necessary to authorize the execution and delivery by Selling Shareholders of this Agreement or the consummation by it of the Transactions.

     Section 4.3 EXECUTION; VALIDITY OF AGREEMENT.

          This Agreement has been duly executed and delivered by the Selling Shareholders, and, assuming due and valid authorization, execution and delivery by the


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Purchaser, is a valid and binding obligation of the Selling Shareholders, enforceable against the Selling Shareholders in accordance with its terms, subject only to applicable laws relating to bankruptcy and insolvency.

     Section 4.4 CONSENTS AND APPROVALS; NO VIOLATIONS.

          None of the execution, delivery or performance of this Agreement by the Selling Shareholders, the consummation by the Selling Shareholders of the Transactions or compliance by the Selling Shareholders with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of the Company, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) violate any order, writ, injunction, decree, award order, statute, rule or regulation applicable to the Company or the Selling Shareholders, (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Company pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which the Company is a party or by which the Company or any of its properties is or may be bound. SCHEDULE 4.4 sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Selling Shareholders of the Transactions.

     Section 4.5 CAPITALIZATION.

          The authorized share capital of the Space Media Holdings Limited consists of 50,000 shares, par value $0.10 per share. As of the date of this Agreement [7,617] shares of Space Media Holdings Limited are issued and outstanding. All the outstanding shares of Space Media Holdings Limited are duly authorized, validly issued, fully paid and non-assessable, all of which are held of record by the Selling Shareholders as set forth on SCHEDULE I. All the outstanding shares of the Subsidiaries (as defined in Section 4.6 below) are duly authorized, validly issued, fully paid and non-assessable, all of which are held of record by Space Media Holdings Limited. Except as set forth above or on
SCHEDULE 4.5, as of the date of this Agreement, (a) there are no shares of the Company authorized, issued or outstanding; and (b) there are no existing options, warrants, calls, convertible securities, phantom share awards, share appreciation rights, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued share capital of the Company, obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of the Company.

     Section 4.6 SUBSIDIARIES.

          (a) SCHEDULE 4.6 sets forth:

               (i) the name and percentage ownership by Space Media Holdings Limited of each corporation, partnership, joint venture or other entity in which Space Media Holdings Limited has, directly or indirectly, an equity interest representing 50% or more of the shares thereof or other equity interests therein (individually, a "Subsidiary" and, collectively, the "Subsidiaries");


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               (ii) the jurisdiction of incorporation, capitalization and ownership of each Subsidiary;

               (iii) the names of the officers and directors of each Subsidiary; and

               (iv) the jurisdictions in which each Subsidiary is qualified or holds licenses to do business as a foreign corporation.

          (b) Except as set forth on SCHEDULE 4.6, the Company owns of record and beneficially all of the outstanding shares of each of the Subsidiaries free and clear of all covenants, conditions, restrictions, liens, charges and encumbrances.

          (c) Each of the Subsidiaries is a corporation or other entity duly organized and validly existing and in good standing under the laws of the state of its incorporation or organization and has all requisite power and authority to own its properties and carry on its business as now being conducted. Each of the Subsidiaries is duly qualified to do business and in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification. Certified copies of the charter, memorandum and articles of association or other governing instruments of the Subsidiaries, each as amended to date, have been previously delivered to the Purchaser, are complete and correct, and no amendments have been made thereto or have been authorized since the date of such delivery. Except as set forth on
SCHEDULE 4.6, the Company does not own any shares of or other equity interest in any corporation, partnership or other entity, other than the Subsidiaries. The shares of each Subsidiary as set forth on SCHEDULE 4.6 have been duly and validly issued and are fully paid and non-assessable.

          (d) Except as set forth on SCHEDULE 4.6, none of the Subsidiaries have repurchased any of its shares, and there are not, and on the Closing Date there will not be, outstanding any (i) options, warrants or other rights with respect to shares of any of the Subsidiaries, (ii) any securities convertible into or exchangeable for such shares or (iii) any other commitments of any kind for the issuance of additional shares or options, warrants or other securities of any of them.

          (e) Except as set forth on SCHEDULE 4.6, the Company does not hold any equity securities or other interest in any other entity.

          (f) The Company does not have any Affiliated Entities other than the Subsidiaries;

     Section 4.7 FINANCIAL STATEMENTS.

          The Selling Shareholders have also previously delivered to the Purchaser the unaudited consolidated balance sheet of the Company as of June 30, 2000 (the "Current Balance Sheet") and the related statements of income, shareholders' equity, retained earnings and changes in financial condition of the Company for the 14-month period then ended (collectively, the "Current Financial Statements"). The Current Financial Statements have been certified by


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the Company's director of finance. The date of the Current Balance Sheet is referred to as the "Balance Sheet Date."

          The Financial Statements fairly present, as of their respective dates, the financial condition, retained earnings, assets and liabilities of the Company and the results of operations of the Company's business for the periods indicated. With respect to contracts and commitments for the sale of goods or the provision of services by the Company, the Financial Statements contain and reflect adequate reserves, which are consistent with previous reserves taken, for all reasonably anticipated material losses and costs and expenses. The amounts shown as accrued for current and deferred income and other taxes in the Financial Statements are sufficient for the payment of all accrued and unpaid national, state and local income taxes, interest, penalties, assessments or deficiencies applicable to the Company, whether disputed or not, for the applicable period then ended and periods prior thereto.

     Section 4.8 NO UNDISCLOSED LIABILITIES.

          Except (a) as set forth on SCHEDULE 4.8, (b), as reflected and reserved against in the Current Balance Sheet and (c) for liabilities and obligations incurred in the ordinary course of business since the Balance Sheet Date and not material in amount, either individually or in the aggregate, the Company has not incurred any liability or obligation of any nature, whether or not accrued, contingent or otherwise, that is material to the condition (financial or otherwise) of the assets, properties, or business of the Company. For purposes of this Section 4.8, "material" means any amount in excess of US$50,000.

     Section 4.9 PREPAYMENT OF COMPANY DEBT.

          Except as set forth on SCHEDULE 4.9, no Indebtedness of the Company contains any material restriction upon (a) the prepayment of any material amount of Indebtedness of the Company, (b) the incurrence of a material amount of Indebtedness by the Company or (c) the ability of the Company to grant any material lien on the properties or assets of the Company.

     Section 4.10 ABSENCE OF CERTAIN CHANGES.

          Except as set forth on SCHEDULE 4.10, during the period since the Balance Sheet Date, the Company has conducted its businesses only in the ordinary course consistent with past practice. Without limiting the foregoing, the Company has not:

          (a) suffered any change in its working capital, financial condition, results of operation, assets or liabilities which constitutes a Company Material Adverse Effect;

          (b) declared, paid or set aside for payment any dividend or other distribution in respect of its share or redeemed, purchased or otherwise acquired, directly or indirectly, any shares or other securities of the Company.

          (c) incurred any material obligation or liability for borrowed money;


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          (d) discharged or satisfied any lien or encumbrance or paid any obligation or liability other than current liabilities reflected in the Current Balance Sheet;

          (e) mortgaged, pledged or subjected to lien, charge or other encumbrance any of their respective properties or assets exceeding US$1,000 in value;

          (f) sold or purchased, assigned or transferred any of its tangible assets or cancelled any debts or claims, except for inventory sold and raw materials purchased in the ordinary course of business by the Company;

          (g) made any material amendment to or termination of any Contract or done any act or omitted to do any act which would cause the breach of any Contract by the Company;

          (h) suffered any losses of personal or real property, whether insured or uninsured, and whether or not in the control of the Company as the case may be, in excess of US$25,000 in the aggregate, or waived any rights of any value to the Company taken as a whole;

          (i) authorized any declaration or payment of dividends by the Company which is not wholly owned by the Company, or paid any such dividends, or authorized any transfer of assets of any kind whatsoever by the Company to any of their respective shareholders with respect to any of their shares;

          (j) received notice of any litigation, warranty claim or products liability claims;

          (k) made any material change in the terms, status or funding condition of any Plan;

          (l) made, or committed to make, any changes in the compensation payable to any officer, director, employee or agent of the Company or any bonus payment or similar arrangements made to or with any of such officers, directors, employees or agents;

          (m) incurred any capital expenditure in excess of US$25,000 in any instance or US$100,000 in the aggregate;

          (n) made any material alteration in the manner of keeping the books, accounts or records of the Company or in the accounting practices therein reflected;

          (o) made or revoked any election for Tax purposes or made any change in method of accounting for Tax purposes or entered into any agreement, arrangement, or settlement with respect to Taxes (or had any such action taken on its behalf); or

          (p) suffered any material adverse change in the consolidated results of operations, condition (financial or otherwise), assets, liabilities (whether absolute, accrued, contingent or otherwise) or business of the Company.

     Section 4.11 TITLE TO PROPERTIES; ENCUMBRANCES.

          (a) SCHEDULE 4.11 sets forth (i) a true, correct and complete list of all items of tangible personal property owned by the Company as of the date hereof having either a net book value per unit or an estimated fair market value per unit in excess of US$25,000; or not owned by the Company but in the possession of or used or useful in the business of the Company and having rental payments therefore in excess of US$2,000 per month or US$25,000 per year (collectively, the "Personal Property"); and (ii) to the Knowledge of the Selling Shareholders a description of the owner of, and any agreement relating to the use of, each item of Personal Property not owned by the Company and the circumstances under which such Property is used. Except for property sold since the Balance Sheet Date in the ordinary course of business, the Company has good title to each item of Personal Property and to each of the properties and assets reflected on the Balance Sheet, free and clear of all material Encumbrances not disclosed on the Balance Sheet.

          (b) to the Knowledge of the Selling Shareholders no officer, director, shareholder or employee of the Company, nor any spouse, child or other relative or Affiliate thereof, owns directly or indirectly, in whole or in part, any of the Personal Property described on SCHEDULE 4.11;

          (c) to the Knowledge of the Selling Shareholders each item of Personal Property not owned by the Company is in such condition that upon the return of such property to its owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable agreement between the Company, and the owner or lessor thereof, the obligations of the Company to such owner or lessor will be discharged;

          (d) to the Knowledge of the Selling Shareholders the Personal Property is in good operating condition and repair, normal wear and tear excepted, is currently used by either the Company in the ordinary course of its business and normal maintenance has been consistently performed with respect to the Personal Property; and

          (e) the Company owns or has the right to use all of the Personal Property now used in the operation of their respective businesses or the use of which is necessary for in the performance of any material contract, letter of intent or proposal to which any of them is a party.

     Section 4.12 REAL PROPERTY.

          The Company does not own any Real Property.

     Section 4.13 LEASES.

          A list of all the Leases is set forth on SCHEDULE 4.13 and a true and complete copy of each Lease has been delivered to the Purchaser. Subject to applicable laws relating to bankruptcy and insolvency, each real property Lease and each Lease for personal property at a monthly rental exceeding US$1,000 or yearly rental exceeding US$12,000 is valid, binding and enforceable in accordance with its terms (except for the Enforceability Limitations) and is in full force and effect and, except as set forth on SCHEDULE 4.13, have not been modified or amended since the date of delivery to the Purchaser. Except as set forth on SCHEDULE 4.13, no party to any such Lease has sent written notice to the other claiming that such party is in default thereunder and that such default remains uncured. Except as set forth on SCHEDULE 4.13, there has not occurred any event which would constitute a material breach of or default in the performance of any covenant, agreement or condition contained in any such Lease, nor has there occurred any event which with the passage of time or the giving of notice or both would constitute such a breach or material default. The Company is not obligated to pay any leasing or brokerage commission relating to any such Lease and, except as set forth on SCHEDULE 4.13, will not have any obligation to pay any leasing or brokerage commission upon the renewal of any such Lease. Except as set forth on SCHEDULE 4.13, no construction, alteration or other leasehold improvement work with respect to any of such Leases remains to be paid for or to be performed by the Company. The Financial Statements contain adequate reserves to provide for the restoration of the property subject to the such Leases at the end of the respective Lease terms, to the extent required by the such Leases.

     Section 4.14 CONTRACTS AND COMMITMENTS.

          (a) SCHEDULE 4.14 lists the following agreements (written or oral) to which the Company is a party as of the date of this Agreement (collectively, the "Contracts"):

               (i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of US$25,000 per annum or having a remaining term longer than twelve months;

               (ii) any agreement (or group of related agreements) for the purchase or sale or products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year or (B) which involves more than the sum of US$25,000;

               (iii) any agreement establishing a partnership, joint venture or other business entity;

               (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than US$25,000 or under which it has imposed a security interest on any of its assets, tangible or intangible of a value exceeding US$25,000;

               (v) any agreement concerning nonsolicitation of employees, customers or suppliers, or concerning noncompetition or containing terms that stipulate that the Company must sell its products and services to such other person on the most advantageous terms that the Company sells products or services to any other person;

               (vi) any employment or consulting agreement;

               (vii) any agreement involving any officer or director of the Company;

               (viii) all collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, retirement plans, employee stock option or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments to which the Company is a party or by which the Company or any of its property is bound;

               (ix) all agency, distributor, sales representative, franchise or similar agreements to which the Company is a party or by which the Company or any of its property is bound;

               (x) all contracts, agreements or other understandings or arrangements between the Company (including, but not limited to, any tax sharing arrangements) or between the Company and any of the Selling Shareholders or their Affiliates involving more than US$10,000;

               (xi) all leases, whether operating, capital or otherwise, under which the Company is lessor or lessee;

               (xii) all contracts, agreements or other understanding or arrangements with any Person whose rights will be altered or whose benefits will be accelerated due in whole or in part as a result of the Transactions;

               (xiii) all contracts, agreements or other understanding or arrangements that contain guarantees or otherwise requires any minimum payment, revenue or other return to the Company's counterparty thereto, whether related to advertising impressions, clickthroughs or otherwise; and

               (xiv) all contracts, agreements or other understanding or arrangements that contain any exclusivity provisions;

               (xv) any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

          (b) The Company has made available to the Purchaser a complete and accurate copy of each Contract. With respect to each Contract: (i) except where limited by the bankruptcy or insolvency of the other party to the agreement, the agreement is legal, valid, binding and enforceable and in full force and effect;
(ii) except where limited by the bankruptcy or insolvency of the other party to the agreement, the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with its terms as in effect immediately prior to the Closing; (iii) neither the Company nor, to the Knowledge of the Selling Shareholders, any other party is in material breach or violation of, or material default under, any such agreement, and no event has occurred, is pending or, to the Knowledge of the Selling Shareholders, is threatened which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by the Company or, to the Knowledge of the Selling Shareholders, any other party under such contract and (iv) the Company has fulfilled all material obligations required pursuant to the Contracts to have been performed by the Company, on its part prior to the date hereof, and the Selling Shareholders have no reason to believe that it will not be able to fulfill, when due, all of its obligations under the Contracts which remain to be performed after the date of this Agreement.

          (c) True, correct and complete copies of all Contracts have previously been delivered by the Selling Shareholders to the Purchaser.

          (d) None of the Contracts contain obligations which, after the Closing, would have the effect of prohibiting Parent or any of its Affiliates from soliciting employees, customers or suppliers of, or competing with, such other Person or any of its Affiliates, or requiring Parent or any of its Affiliates to sell its products and services to such other Person or any of its Affiliates on the most advantageous terms that Parent or any of its Affiliates sells its products or services to any other Person. For the purposes of this
Section 4.14, the term "Affiliates" includes any entity that controls, is controlled by, or is under the common control of Parent or the Person, as the case may be.

     Section 4.15 CUSTOMERS AND SUPPLIERS.

          Except as set forth on SCHEDULE 4.15, since the Balance Sheet Date, there has not been any Company Material Adverse Effect in the business relationship of the Company with any client or customer who accounted for more than five percent (5%) of the Company's sales during the 12-month period ended on the Balance Sheet Date, or any supplier from whom the Company purchased more than five percent (5%) of the goods or services which it purchased during the same period.

     Section 4.16 CASUALTIES.

          Since the Balance Sheet Date, the Company has not been affected as a result of any flood, fire or explosion which constitutes a Company Material Adverse Effect.

     Section 4.17 LITIGATION.

          (a) There is no action, suit, inquiry, proceeding or investigation by or before any court or Governmental Entity pending (that is, of which the Company has actual or constructive notice) or, to the Knowledge of the Selling Shareholders, threatened against or involving the Company which questions or challenges the validity of this Agreement or any action taken or to be taken by the Company pursuant to this Agreement or in connection with the Transactions.

          (b) Except as set forth on SCHEDULE 4.17 (a) there is no action, suit or proceeding to which the Company is a party (either as a plaintiff or defendant) pending (that is, of which the Company has actual or constructive notice) or, to the Knowledge of the Selling Shareholders, threatened before any court or governmental agency, authority, body or arbitrator and, to the best Knowledge of the Selling Shareholders, there is no basis for any such action, suit or proceeding; (b) to the Knowledge of the Selling Shareholders neither the Company, nor any officer, director or employee of any of the foregoing, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of the

Company; and (c) there is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency enjoining or requiring the Company to take any action of any kind with respect to its business, assets or properties.

     Section 4.18 COMPLIANCE WITH LAWS.

          Except as set forth on SCHEDULE 4.18, the Company has complied in a timely manner and in all material respects with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all local, state, national or foreign governments and agencies thereof that apply to the business, properties or assets of the Company. Without limitation to the foregoing, the Selling Shareholders specifically represent and warrant that the Company has complied in a timely manner and in all material respects with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all local, state, provincial, national or foreign governments and agencies thereof with regard to any privacy and data protection.

     Section 4.19 EMPLOYEES.

          (a) SCHEDULE 4.19 contains a list of all employees of the Company along with the position and the annual rate of compensation of each such person. Each such employee has entered into a confidentiality/assignment of inventions agreement with the Company, a copy of which has previously been delivered to the Purchaser. To the Knowledge of the Selling Shareholders, no officer or other key employee or group of employees has any plans to terminate employment with the Company.

          (b) The Company is not a party to or bound by any collective bargaining agreement, or has any of them experienced any strikes grievances, claims of unfair labor practices or other collective bargaining disputes. The Selling Shareholders have no Knowledge or any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company.

          (c) There is no outstanding claim, liability or dispute against the Company by any person who is or was a director, officer, employee of, or consultant to, the Company.

          (d) The Company has at all time complied with its obligations under statute or otherwise in respect of the occupational health and safety of its employees and others. There is no actual, pending (that is, of which the Company has actual or constructive notice) or, to the Knowledge of the Selling Shareholders, threatened claims by any person or prosecution by any Governmental Entity in relation to any accident, illness or injury.

     Section 4.20 EMPLOYEE BENEFIT PLANS.

          (a) SCHEDULE 4.20 contains a true and complete list of all Plans. The Company has made available to the Purchaser a true and complete description of
(i) each written Plan and any amendments thereto, and (ii) each agreement creating or modifying any related trust or other funding vehicle.

          (b) The Company has complied with applicable laws and regulations regarding employee benefits and retirement plans in each jurisdiction in which it has employees or conducts business.

          (c) Each Subsidiary which is required by applicable law to make mandatory contributions on behalf of its employees has established benefit arrangements in compliance with applicable laws and is current in making those contributions.

     Section 4.21 TAX MATTERS.

          (a) Except as set forth on SCHEDULE 4.21, all Tax Returns required by applicable law to be filed by or on behalf of the Company prior to or as of the Closing Date have been timely filed or will be timely filed as of the Closing Date, and all such Tax Returns are or will be true, complete and correct in all material respects.

          (b) All income Taxes required by the law of any jurisdiction to be deducted by the Company from the salary or wages of employees have been deducted and, where appropriate, paid.

          (c) All Taxes that are due and payable from the Company on or prior to the Closing Date have been paid when due. The Company has adequately provided for, on its books and accounts and related records, liability of Taxes related to any period ending on or prior to the Closing Date that are not yet due and payable.

          (d) No Audit is pending with respect to any Tax Returns filed by the Company. No deficiency or adjustment for any Taxes has been proposed, asserted, or assessed against the Company. No written claim for Taxes (or request for Tax Returns) has ever been made against the Company in a jurisdiction in which the Company does not file Tax Returns.

          (e) The Company does not hold and has never held any assets, and are not currently and have never been engaged in a trade or business, in the United States. The Company has never filed a Tax Return or made an election under United States tax law.

          (f) There are no liens for Taxes upon any property or assets of the Company, except for liens for Taxes not yet due.

          (g) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company.

          (h) The Company is not a party to any tax sharing agreements, arrangements, policies, or guidelines. The Company has never filed a Tax Return, or otherwise treated for tax purposes, as a member of a consolidated, combined, or unitary group.

          (i) The Company does not currently have, and has never had, in effect an election to be treated as an association taxable as a corporation for United States federal income tax purposes. The Company is not aware of any facts or circumstances that would preclude Parent or the Purchaser from making elections, prior to the Closing, to treat Space Media Holdings Limited (but not the Subsidiaries) as a partnership and the Subsidiaries as disregarded entities for United States federal income tax purposes.

     Section 4.22 INTELLECTUAL PROPERTY.

          (a) SCHEDULE 4.22 attached hereto sets forth: (i) a true, correct and complete list and, where appropriate, a description of, all United States and foreign patents, trade names, trademarks, trade name and trademark registrations, and copyright applications and registrations (the "Intellectual Property"); and (ii) a true, correct and complete list of all licenses or similar agreements or arrangements to which the Company is a party, either as licensee or licensor, with respect to the Intellectual Property. The term "Intangible Property" as used in this Agreement shall mean all Intellectual Property and all intangible property owned by, or used in connection with the business of the Company, including trade secrets, know-how, and confidential information associated with the products and services of the Company, whether or not listed on SCHEDULE 4.22. Except as otherwise disclosed on SCHEDULE 4.22:

               (i) the Company is the sole and exclusive owner of all right, title and interest in and to the Intangible Property which is owned by (and not licensed to) the Company and all designs, permits, labels and packages used on or in connection therewith, free and clear of all liens, security interests, charges, encumbrances, equities or other adverse claims;

               (ii) the Company has the right and authority to use, and to continue to use after the Closing, the Intangible Property in connection with the conduct of its business in the manner presently conducted, and such use or continuing use does not and will not conflict with, infringe upon or violate any rights of any other person, corporation or entity;

               (iii) neither the Company nor any of the Selling Shareholders has received notice of, or has any knowledge of any basis for, a pleading or threatened claim, interference action or other judicial or adversarial proceeding against the Company that any of the operations, activities, products, services or publications of the Company or any of its customers or distributors infringes or will infringe any patent, trademark, trade name, copyright, trade secret or other property right of a third party, or that it is illegally or otherwise using the trade secrets, formulae or property rights of others;

               (iv) there are no outstanding, nor to the Knowledge of the Selling Shareholders, any threatened disputes or other disagreements with respect to any licenses or similar agreements or arrangements described on
SCHEDULE 4.14 or with respect to infringement by a third party of any of the Intangible Property;

               (v) the Intangible Property owned or licensed by the Company is sufficient to conduct the Company's business as presently conducted;

               (vi) the Company has taken all steps reasonably necessary to protect its right, title and interest in and to the Intangible Property and the continued use of the Intangible Property;

               (vii) no officer, director, stockholder or employee of the Company, nor any spouse, child or other relative or Affiliate thereof, owns directly or indirectly, in whole or in part, any of the Intangible Property; and

               (viii) neither the Company nor any Selling Shareholder has any Knowledge that any third party is infringing, or will threaten to infringe, upon or otherwise violate any of the Intangible Property in which the Company has ownership rights.

               (ix) to the Knowledge of the Selling Shareholders, none of the Computer Systems used by the Company in its business contains any disabling codes, functionality or instructions (a "Disabling Code"), or any agent, message, instruction, functionality, virus or other contaminant (a "Contaminant"), that may, or may be used to, harm, interfere with, breach the security of, impede, destroy data within, have a detrimental affect on, limit the functionality of, access, modify, delete, damage or, in any way, disable the Computer Systems. The Company has taken reasonable steps and implemented reasonable procedures to ensure that the Computer Systems are protected from and free of Disabling Codes and Contaminants.

     Section 4.23 BANK ACCOUNTS.

          SCHEDULE 4.23 sets forth (a) the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes, checking accounts or other accounts of any nature the available balance of which customarily exceeds $5,000 and (b) the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

     Section 4.24 BROKERS OR FINDERS.

          Except as disclosed on SCHEDULE 4.24, neither the Company, nor any Selling Shareholder has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker's or finder's fee or any other commission or similar fee in connection with any of the Transactions. Any broker's or finder's fees have been paid prior to the Closing by the Selling Shareholders and not the Company.

     Section 4.25 INSURANCE.

          SCHEDULE 4.25 sets forth a true, correct and complete list of all fire, theft, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies maintained by the Company and of all life insurance policies maintained on the lives of any of their employees, specifying the type of coverage, the amount of coverage, the premium, the insurer and the expiration date of each such policy (collectively, the "Insurance Policies") and all claims made under such Insurance Policies since January 1, 1998. True, correct and complete copies of all Insurance Policies have been previously delivered by the Selling Shareholders to the Purchaser. The Insurance Policies are in full force and effect and are in amounts of a nature which are commercially reasonable, adequate and customary for the Company's business. All premiums due on the Insurance Policies or renewals thereof have been paid, and there is no default under the Insurance Policies. Except as set forth on SCHEDULE 4.25, the Company has not received any notice or other communication from any issuer of the Insurance Policies since January 1, 1998 canceling or materially amending any of the Insurance Policies, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder as a result of claims, and, to the Knowledge of the Selling Shareholders, no such cancellation, amendment or increase of deductibles, retainages or premiums is threatened. Except as set forth on SCHEDULE 4.25, the Company has no outstanding claims or any dispute with any insurance carrier regarding claims, settlements or premiums and the Company has never failed to give any notice or present any claim under any Insurance Policy in due and timely fashion.

     Section 4.26 ACCOUNTS RECEIVABLE.

          SCHEDULE 4.26 sets forth a true, correct and complete list of the accounts and notes receivable of the Company (the "Accounts Receivable"), including the aging thereof as of the date hereof. All Accounts Receivable arose out of the sales of inventory or services in the ordinary course of business and are collectible in the face value thereof within 90 days from the date the Company performs or delivers the services or products, using normal collection procedures, net of the reserve for doubtful accounts set forth thereon, which reserve is adequate and was calculated in accordance with generally accepted accounting principles consistently applied.

     Section 4.27 INDEBTEDNESS TO AND FROM OFFICERS, DIRECTORS AND SHAREHOLDERS.

          Except as set forth on SCHEDULE 4.27, and except for debt between Space Media Holdings Limited and the Subsidiaries, the Company is not indebted, directly or indirectly, to any person who is an officer, director or stockholder of any of the foregoing entities or any Affiliate of any such person in any amount whatsoever other than for salaries for services rendered or reimbursable business expenses, all of which have been reflected on the Current Financial Statements of the Company, and no such officer, director, shareholder or Affiliate is indebted to the Company except for advances made to employees of the Company in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.

     Section 4.28 POWERS OF ATTORNEY AND SURETYSHIPS.

          Except as set forth on SCHEDULE 4.28, the Company does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or has any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

     Section 4.29 CONFLICTS OF INTEREST.

          Except as set forth on SCHEDULE 4.29, no officer, director or shareholder of the Company holding 2% or more of the shares of the Company nor, to the Knowledge of the Selling

Shareholders, any Affiliate of any such Person, now has or within the last three
(3) years had, either directly or indirectly:

               (i) an equity or debt interest in any corporation, partnership, joint venture, association, organization or other person or entity which furnishes or sells or during such period furnished or sold services or products to the Company, or purchases or during such period purchased from the Company any goods or services, or otherwise does nor during such period did business with the Company; or

               (ii) a beneficial interest in any contract, commitment or agreement to which the Company is or was a party or under which any of them is or was obligated or bound or to which any of their respective properties may be or may have been subject, other than stock options and other contracts, commitments or agreements between the Company and such persons in their capacities as employees, officers or directors of the Company.

     Section 4.30 REGULATORY APPROVALS.

          All consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Company and which are necessary for the execution and delivery by the Selling Shareholders of this Agreement or any documents to be executed and delivered by the Selling in connection herewith are set forth on SCHEDULE 4.30 attached hereto and have been, or prior to the Closing Date will be, obtained and satisfied.

                                   ARTICLE 5.

                         REPRESENTATIONS AND WARRANTIES
                                  OF PURCHASER

          Parent and the Purchaser jointly and severally represent and warrant to the Selling Shareholders that:

     Section 5.1 ORGANIZATION.

          Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority and all necessary governmental approvals to carry on its business as now being conducted and to own the properties and assets it now owns, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have, individually or in the aggregate, a material adverse effect on Parent or the Purchaser's ability to consummate the Transactions.

     Section 5.2 AUTHORIZATION; VALIDITY OF AGREEMENT.

          Parent and the Purchaser have full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and the Purchaser of this Agreement and the consummation of the Transactions have been duly authorized by the Board of Directors of Parent and the Purchaser, and no other corporate action on the part of Parent or the Purchaser is necessary to authorize the execution and delivery by Parent or the Purchaser of this Agreement or the consummation of the Transactions. No vote of, or consent by, the holders of any class or series of stock issued by the Purchaser, other than Parent, is necessary to authorize the execution and delivery by Parent and the Purchaser of this Agreement or the consummation by it of the Transactions. This Agreement has been duly executed and delivered by Parent and the Purchaser, and, assuming due and valid authorization, execution and delivery hereof by the Selling Shareholders, is a valid and binding obligation of Parent and the Purchaser, enforceable against Parent and the Purchaser in accordance with its terms except as limited by the Enforceability Limitations.

     Section 5.3 CONSENTS AND APPROVALS; NO VIOLATIONS.

          Except for the filings, permits, authorizations, consents and approvals as may be required under applicable securities laws, none of the execution, delivery or performance of this Agreement by Parent or the Purchaser, the consummation by Parent or the Purchaser of the Transactions or compliance by Parent or the Purchaser with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Parent or the Purchaser, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity,
(c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or the Purchaser, excluding from the foregoing clauses (b) and (c) such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on Parent or the Purchaser's ability to consummate the Transactions.

     Section 5.4 ACQUISITION OF SHARES FOR INVESTMENT; ABILITY TO EVALUATE AND BEAR RISK.

          (a) Parent through the Purchaser is acquiring the Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Shares. Parent and the Purchaser agree that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under such Act and such laws

          (b) The Purchaser is able to bear the economic risk of holding the Shares for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Shares.

     Section 5.5 LITIGATION.

          There is no claim, action, suit, proceeding or, to the knowledge of Parent, governmental investigation pending or, to the knowledge of Parent, threatened against Parent or the Purchaser by or before any court or Governmental Entity that, individually or in the aggregate, would have or would reasonably be expected to impede the ability of Parent or the Purchaser to complete the Closing in all respects.

     Section 5.6 BROKERS OR FINDERS.

          Neither Parent nor any of its subsidiaries or its Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker's or finder's fee or any other commission or similar fee in connection with any of the Transactions.

     Section 5.7 COMPLIANCE WITH LAWS.

          Each of Parent and the Purchaser has complied in all material respects with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all local, state, national or foreign governments and agencies thereof that apply to its business, properties or assets.

                                   ARTICLE 6.

                                    COVENANTS

     Section 6.1 TAX MATTERS.

          (a) TRANSFER TAXES.

          All Transfer Taxes resulting directly from the Transactions shall be borne by the Selling Shareholders. Subject to the other terms of this Agreement, each party shall take any action reasonably requested by the other parties which does not cause any material cost or inconvenience in order to minimize Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local law for filing such Tax Returns, and such party will use its commercially reasonable efforts to provide such Tax Returns to the other party at least ten (10) days prior to the Due Date for such Tax Returns.

          (b) TAX ELECTIONS. The Selling Shareholders and the Company acknowledge that Parent or the Purchaser will make elections to treat Space Media Holdings Limited as a partnership and the Subsidiaries as disregarded entities for United States federal income tax purposes prior to the Closing. The Selling Shareholders and the Company shall (and, in the case of the Company, shall cause its officers and representatives, to) cooperate with Parent or the Purchaser in making such elections, including executing Internal Revenue Service Forms 8832 in accordance with the instructions of Parent or the Purchaser.

          (c) ASSISTANCE AND COOPERATION. After the Closing Date, each of the Selling Shareholders, Parent and the Purchaser shall (and shall cause their respective Affiliates to):

               (i) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Transfer Taxes;

               (ii) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing; and

               (iii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company.

     Section 6.2 PUBLICITY.

          Neither the Selling Shareholders, the Company, Parent, or the Purchaser nor any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Transactions without the prior written consent of the other party, except as may be required by law or by any listing agreement with a national securities exchange or trading market, and a written opinion of counsel is provided to that effect, and then only with as much prior written notice to the other party as is practicable. The parties to this Agreement agree that Bank of America may acknowledge its representation of the Selling Shareholders in the Transactions in press releases and advertisements.

     Section 6.3 INDEMNIFICATION.

          Following the Closing, the Purchaser shall cause the Company not to make any changes to its certificate of incorporation or memorandum or articles of association that would adversely affect the rights of persons who are currently or were officers or directors of the Company to claim indemnification from such entity under the terms of such certificate of incorporation memorandum or articles of association as in effect on the date of this Agreement for acts taken prior to the Closing.

     Section 6.4 ADDITIONAL AGREEMENTS.

          At Closing, each employee of the Company shall enter into a standard form Non-Disclosure and Assignment of Inventions Agreement with Parent in the form attached hereto as EXHIBIT C (the "Non-Disclosure Agreement"), each non-employee shareholder of the Company shall enter into a Non-Competition Agreement with Parent in the form attached hereto as EXHIBIT D (the "Non-Competition Agreement"), and each Selling Shareholder shall enter into a Lock-Up Agreement with the Purchaser in the form attached hereto as EXHIBIT E (the "Lock-Up Agreement"), or in such other form as may be agreed between a Selling Shareholder and Parent and a Stock Restriction Agreement in the form attached hereto as EXHIBIT F (the "Stock Restriction Agreement").

     Section 6.5 TRADE SECRETS AND NON-SOLICITATION.

          (a) PROPRIETARY INFORMATION.

               (i) Each of the Selling Shareholders and each of their respective Affiliates shall hold in confidence and shall use their best efforts to have all officers, directors and personnel who continue after the Closing to be employed by any such Selling Shareholder or any Affiliate thereof to hold in confidence all knowledge and information of a secret or confidential nature with respect to the business of the Company and not to disclose, publish or make use of the same without the consent of the Purchaser, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Selling Shareholder.

               (ii) If (1) the employment of an officer, director or other employee of a Selling Shareholder or any Affiliate thereof, to whom secret or confidential knowledge or information concerning the business of the Company has been disclosed, is terminated and (2) such individual is subject to an obligation to maintain such knowledge or information in confidence after such termination, the Selling Shareholders shall, upon request by the Purchaser, take all reasonable steps at their expense to enforce such confidentiality obligation in the event of an actual or threatened breach thereof. Any legal counsel retained by any such Selling Shareholder in connection with any such enforcement or attempted enforcement shall be selected by such Selling Shareholder.

               (iii) Each Selling Shareholder agrees that the remedy at law for any breach of this subsection 6.5(a) would be inadequate and that the Purchaser shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this subsection 6.5(a).

               (iv) Except as provided by law, for a period of five years after the Closing Date, no Selling Shareholder nor any Affiliate thereof shall solicit any person who was an employee of either the Company on the date hereof or the Closing Date to terminate his employment with the Purchaser (or the Company, as the case may be) or to become an employee of such Selling Shareholder or Affiliate.

               (v) Each Selling Shareholder agrees that the remedy at law for any breach of this subsection 6.5(a) would be inadequate and that the Purchaser shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this subsection 6.5(a).

     Section 6.6 RULE 144 COMPLIANCE.

          The Purchaser covenants that from and after the Closing Date it shall
(a) file any reports required to be filed by it under Paragraph (C) of Rule 144 of the Securities Act of 1933, as amended, of the United States and (b) take such further action as any Selling Shareholder may reasonably request (including without limitation providing any information necessary to comply with Rule 144 under the Securities Act), all to the extent required from time to time to enable the Selling Shareholders to sell the Parent Shares received as consideration hereunder without registration under the Securities Act within the limitation of the "safe harbor" or exemptions provided by (i) Rule 144 under the Securities Act, as such rule may be amended from time to time, and (ii) any similar rule or regulation hereafter adopted by the United States Securities and Exchange Commission. The Purchaser shall, upon the request of any Selling Shareholder, deliver to such Selling Shareholder a written statement as to whether the Purchaser has complied with such requirements.

     Section 6.7 LISTING.

          Parent covenants with the Selling Shareholders (for themselves and as nominees for each nominated holder of Parent Shares hereunder) that the Parent Shares forming the Aggregate Consideration are listed on the Nasdaq National Market. Parent further represents, covenants and undertakes that it will use its commercially reasonable efforts to maintain a listing for the Parent Shares for a period of 6 months following the date upon which the Parent Shares forming the Aggregate Consideration is released from the restrictions on transferability under Rule 144 of the Securities Act or its release from the Escrow Accounts, whichever is the later.

     Section 6.8 PROPRIETARY INFORMATION.

          From and after the Closing, each Selling Shareholder shall hold in confidence, and shall cause its Affiliates to hold in confidential, all knowledge, information and documents of a confidential nature or not generally known to the public or not in the public domain with respect to the Company (including without limitation the financial information, Company Intellectual Property, technical information or data relating to the materials, products or components sold, or the services offered, in connection with the Company and names of customers of the Company) (collectively, "Proprietary Information") and shall not disclose or make use of, and shall cause its Affiliates not to disclose or make use of, Proprietary Information without the written consent of the Purchaser, such consent not to be unreasonably withheld, except to the extent that such knowledge, information or documents shall have become public knowledge other than through a breach of this Agreement by the Selling Shareholder or an Affiliate or agent of the Selling Shareholder, or to the extent that the Selling Shareholder or its Affiliate is otherwise obligated pursuant to applicable law or regulation.


                                   ARTICLE 7.

                               CLOSING DELIVERIES


     Section 7.9 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE CLOSING.

          The respective obligation of each party to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

          (a) STATUTES; COURT ORDERS. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Closing; and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Closing provided, however, that the parties shall use their commercially reasonable efforts to have any such order or injunction vacated or lifted;

          (b) CONSENTS OBTAINED. All material consents of any Person necessary to the consummation of the Closing and the other Transactions, including consents from Governmental Entities, shall have been obtained; and

          (c) TERMINATION. This Agreement shall not have been terminated in accordance with its terms.

     Section 7.10 CONDITIONS TO OBLIGATIONS OF PURCHASER TO EFFECT THE CLOSING.

          The obligations of Parent and the Purchaser to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

          (a) GOVERNMENT ACTION. There shall not be threatened or pending any suit, action or proceeding by any Governmental Entity

               (i) seeking to restrain or prohibit the consummation of the Closing or the performance of any of the other Transactions, or seeking to obtain from Purchaser any damages that are material in relation to the Company other than as a result of a voluntary act by the Purchaser, or

               (ii) seeking to impose material limitations on the ability of the Purchaser effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares otherwise than as a result of a voluntary act by Parent or the Purchaser.

          (b) REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Selling Shareholders set forth in this Agreement that are qualified as to materiality shall be true and complete and any such representations and warranties that are not so qualified shall be true and complete in all material respects, in each case as of the date of this Agreement (or if made as of a specified date, only as of such date).

          (c) SELLING SHAREHOLDERS BREACH. The Selling Shareholders shall not have failed to perform in any material respect any material obligation or to comply in any material respect with any covenant of the Selling Shareholders to be performed or complied with by them under this Agreement.

          (d) SHAREHOLDER LOANS. All shareholder loans to the Company incurred prior to the date of this Agreement shall have been forgiven and cancelled prior to Closing and evidence of such fact shall be delivered to the Purchaser at the Closing.

          (e) CERTIFICATE. The Selling Shareholders shall have delivered a certificate executed by a representative of the Selling Shareholders that conditions 7.2(b), (c) and (d) have been met.

          (f) OPINION OF COUNSEL. The Purchaser shall have received opinions from Stephenson Harwood & Lo, Harney Westwood & Riegels, Khattar Wong & Co., Rahman Too and Aitken, McLachlan & Thorpe, addressed to the Purchaser and dated the Closing Date, as to, respectively, the organization and qualification of the Company and the authorization, due execution, validity and enforceability of this Agreement in form and substance reasonably satisfactory to the Purchaser.

          (g) STOCK CERTIFICATES. The Selling Shareholders shall have delivered certificates representing all of the Shares duly and validly endorsed in favor of the Purchaser or accompanied by a separate stock power duly and validly executed by the respective Selling Shareholder; or, in the case some certificates are not delivered, documents sufficient to ensure transfer of such Shares to Purchaser, including but not limited to, a copy of the current register of members, share transfer forms, minutes of the Company's Board of Directors approving the registration of the Purchaser as a member, and irrevocable instructions to HWR Services to register the Purchaser as a member

          (h) RESIGNATIONS. Kevin Murphy, William Kaye, and Grant Kim shall have delivered resignations as directors of the Company to the Purchaser in a form of resignation acceptable to the Purchaser.

          (i) NON-DISCLOSURE AND ASSIGNMENT OF INVENTIONS AGREEMENT. Each employee of the Company shall have executed a Non-Disclosure Agreement.

          (j) LOCK-UP AGREEMENT. Each Selling Shareholder shall have executed a Lock-Up Agreement.

          (i) STOCK RESTRICTION AGREEMENT. Each Selling Shareholder shall have executed the Stock Restriction Agreement.

          (k) NON-COMPETITION AGREEMENTS. Each non-employee shareholder shall have executed the Non-Competition Agreement.

          (l) ESCROW AGREEMENTS. The Indemnification Escrow Agreement and the Performance Escrow Agreement shall have been executed and in full force and effect.

          (m) TERMINATION OF SHAREHOLDERS' AGREEMENT. The Selling Shareholders shall have delivered evidence of termination of the Shareholders' Agreement between certain of the Selling Shareholders and the Company, dated February 16, 2000.

          (n) TERMINATION OF REVISION AGREEMENT. The Selling Shareholders shall have delivered evidence of termination of the Revision Agreement between certain of the Selling Shareholders and the Company, dated February 16, 2000.

          (o) TERMINATION OF EMPLOYEE SHARES AGREEMENT. The Selling Shareholders shall have delivered evidence of termination of the Employee Shares Agreement, dated February 16, 2000.

          (p) TERMINATION OF FINANCIAL ADVISORY ENGAGEMENT AGREEMENT. The Selling Shareholders shall have delivered evidence of termination of the Financial Advisory Engagement Agreement, dated December 3, 1999.

          (q) CONSENTS. The Selling Shareholders shall have delivered consents to the assignment of the Leases which require consent as set forth on
SCHEDULE 4.13.

     Section 7.11 CONDITIONS TO OBLIGATIONS OF SELLING SHAREHOLDERS TO EFFECT THE CLOSING.

          The obligations of the Selling Shareholders to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

          (a) GOVERNMENT ACTION. There shall not be threatened or pending any suit, action or proceeding seeking to restrain or prohibit the consummation of the Closing or the performance of any of the other Transactions, or seeking to obtain from Selling Shareholders any damages that are material in relation to the Company.

          (b) REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of Parent and the Purchaser set forth in this Agreement that are qualified as to materiality shall be true and complete and any such representations and warranties that are not so qualified shall be true and complete in all material respects, in each case as of the date of this Agreement and as of the Closing Date (or if made as of a specified date, as of such date).

          (c) PURCHASER BREACH. Neither Parent nor the Purchaser shall have failed to perform in any material respect any material obligation or to comply in any material respect with any covenant of Parent or the Purchaser to be performed or complied with by it under this Agreement.

          (d) CERTIFICATE. Parent shall have delivered a certificate executed by an authorized officer of Parent that conditions 7.3(b) and (c) have been met.

          (e) STOCK CERTIFICATES. The Purchaser shall have delivered certificates of Parent Common Stock to the Selling Shareholders as indicated on
SCHEDULE I. The Purchaser shall have delivered to the escrow agent certificates representing the Indemnification Shares and the Performance Shares and delivered a written receipt to the Selling Shareholders executed by the escrow agent confirming that the certificates have been received.

          (f) NASD LISTING. The Purchaser Common Stock to be issued at Closing shall have been listed on the Nasdaq National Market.

          (g) ESCROW AGREEMENTS. The Indemnification Escrow Agreement and the Performance Escrow Agreement shall have been executed and in full force and effect.

                                   ARTICLE 8.

                                 INDEMNIFICATION

     Section 8.1 INDEMNIFICATION; REMEDIES.

          (a) Subject to the limitations set forth in this Section 8, the Selling Shareholders shall jointly and severally indemnify, defend and hold harmless the Purchaser Indemnified Persons from and against and in respect of all Purchaser Losses; provided, that the obligation of the Selling Shareholders to indemnify the Purchaser Indemnified Persons for breaches of any representation and warranty contained in Section 3 shall be several and not joint.

Notwithstanding the foregoing, the aggregate maximum indemnification obligation of each Selling Shareholder for the breach of any representation or warranty of such Selling Shareholder contained in this Agreement, shall equal the value of the Parent Shares received by that Selling Shareholder plus the value of any such shares deposited into escrow on behalf of such Selling Shareholder at the Closing, with the payment of an indemnification obligation of a Selling Shareholder being paid, at the option of the Selling Shareholders (i) in cash, or (ii) with Parent Shares, the number of which is equal to (A) the dollar value of the indemnification obligation of the Selling Shareholder in question divided by (B) the Average Closing Price.

          (b) Subject to the limitations set forth in this Section 8, Parent and the Purchaser shall indemnify, defend and hold harmless the Selling Shareholders from and against and in respect of all Selling Shareholders Losses; provided, that the aggregate maximum obligation of the Purchaser for the breach of any representation or warranty of the Purchaser contained in this Agreement shall equal the Aggregate Purchase Price.

          (c) Selling Shareholders' indemnification obligations relating to Purchaser Losses will survive until the second anniversary of the Closing Date; provided, however, that the representations and warranties in Sections 4.11, 4.20, 4.21, and 4.22 will survive until the expiration of the applicable statute of limitations. Any claim made prior to the expiration of the survivability period set forth in the preceding sentence will continue to be a valid claim notwithstanding such expiration; provided that (unless otherwise agreed to by the Shareholders' Agent) the Purchaser submits such claim to arbitration in accordance with Section 10.8 within 6 months of the expiration of the applicable survivability period; and provided further, that the representations and warranties in Article 3 and Sections 4.1 and 4.2 will survive indefinitely. No claim for the recovery of any Purchaser Losses may be asserted by any Purchaser Indemnified Person after the expiration of the applicable indemnification period; provided, however, that claims first asserted in writing by any Purchaser Indemnified Person with reasonable specificity prior to the expiration of the applicable indemnification period shall not thereafter be barred by the expiration of the applicable indemnification period. The parties intend to shorten the statute of limitations and agree that no claims or causes of action may be brought against the Selling Shareholders based upon, directly or indirectly, any of the representations, warranties or agreements contained in
Article 3 and Article 4 after the applicable survival period described in this
Section 8.1(c). This Section 8.1 shall not limit any covenant or agreement of the parties that contemplates performance after the Closing. The Purchaser acknowledges that the representations and warranties of the Selling Shareholders contained in Articles 3 and 4 are given subject to the matters disclosed in this Agreement and in the Disclosure Schedule and the documents referred to in either of them.

          (d) Parent and the Purchaser's indemnification obligations relating to Selling Shareholders Losses shall survive only until the second anniversary of the Closing Date. No claim for the recovery of any Selling Shareholders Losses may be asserted by any Selling Shareholders Indemnified Person after the expiration of the applicable indemnification period; provided, however, that claims first asserted in writing by any Selling Shareholders Indemnified Person with reasonable specificity prior to the expiration of the applicable indemnification period shall not thereafter be barred by the expiration of the applicable indemnification period; and provided further that the representations and warranties in Sections 5.1 and 5.2 shall survive indefinitely. The parties intend to shorten the statute of limitations and agree that no claims or causes of action may be brought against the Purchaser based upon, directly or indirectly, any of the representations, warranties or agreements contained in Article 5 after the applicable survival period described in this Section 8.1(d). This Section 8.1 shall not limit any covenant or agreement of the parties that contemplates performance after the Closing.

     Section 8.2 NOTICE OF CLAIM; DEFENSE.

          (a) The indemnified party under this Article 8 shall give the indemnifying party prompt notice of any third-party claim (other than claims arising out of any pending or threatened audit, notice of deficiency, proposed adjustment, assessment, examination or other administrative or court proceeding, suit, dispute or other claim which could affect the liability for Taxes of the indemnifying party) that may give rise to any indemnification obligation under this Article 8, together with the estimated amount of such claim; provided, however, that no delay on the part of the indemnified party in notifying the indemnifying party shall relieve the indemnifying party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. The indemnifying party shall have the right to assume the defense (at the indemnifying party's expense) of any such claim through counsel of the indemnifying party's own choosing by so notifying the indemnified party within sixty (60) days of the receipt by the indemnifying party of such notice from the indemnified party; provided, however, that any such counsel shall be reasonably satisfactory to the indemnified party; and provided further, that (i) the indemnifying party may only assume control of such defense if (A) it acknowledges in writing to the indemnified party that any damages, fines, costs or other liabilities that may be assessed against the indemnified party in connection with such suit or proceeding constitute Losses for which the indemnified party shall be indemnified pursuant to this Article 8 and (B) the ad damnum is less than or equal to the amount of Losses for which the indemnifying party is liable under this Article 8 and (ii) the indemnifying party may not assume control of the defense of a suit or proceeding involving criminal liability or in which equitable relief is sought against the indemnified party. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense of any such third-party claim (other than during any period in which the indemnified party will have failed to give notice of the third-party claim as provided above). If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. If the indemnifying party chooses to defend or prosecute a third-party claim, the indemnified party shall cooperate in the defense or prosecution thereof, which cooperation shall include, to the extent reasonably requested by the indemnifying party, the retention, and the provision to the indemnifying party, of records and information reasonably relevant to such third-party claim, and in the event the Purchaser is the indemnified party, making employees of the Company available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. If the indemnifying party chooses to defend or prosecute any third-party claim, the indemnified party shall agree to any reasonable settlement, compromise or discharge of such third-party claim that the indemnifying party recommends and that, by its terms, discharges the indemnified party from the full amount of liability in connection with such third-party claim. Neither the indemnified party nor any of its Affiliates may settle or otherwise dispose of any Claim for which the indemnifying party may have a liability under this Agreement without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld. The indemnifying party shall not be liable under this
Article 8 for any settlement, compromise or discharge effected without its consent in respect of any claim for which indemnity may be sought hereunder. No indemnified party shall take any action the purpose of which is to prejudice the defense of any claim subject to indemnification hereunder or to induce a third party to assert a claim subject to indemnification hereunder.

          (b) Notwithstanding the foregoing, the Selling Shareholders shall have no rights to participate in the defense of any third-party claim relating to Taxes of the Company for which the Purchaser Indemnified Persons may be indemnified under Section 8.1(a).

     Section 8.3 RESOLUTION OF ALL TAX-RELATED DISPUTES.

          If the Selling Shareholders and the Purchaser cannot agree on the calculation of any amount relating to Taxes or the interpretation or application of any provision of this Agreement relating to Taxes, such dispute shall be resolved by a nationally recognized accounting firm mutually acceptable to each of the Selling Shareholders and the Purchaser, whose decision shall be final and binding upon all persons involved and whose expenses shall be shared equally by the Selling Shareholders and the Purchaser. No successful claim for breaches of
Section 4.21 shall become payable prior to the date on which the taxation in respect of which the claim is made becomes legally due and payable.

     Section 8.4 TAX EFFECT OF INDEMNIFICATION PAYMENTS.

          All indemnity payments made by the Selling Shareholders to the Purchaser Indemnified Persons, or by the Purchaser Indemnified Persons to the Selling Shareholders, pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the consideration paid with respect to the Shares.

     Section 8.5 NO DUPLICATION; SOLE REMEDY PROCEDURES.

          (a) Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement. Without limiting the foregoing and to ensure that there will be no double recovery of Purchaser Losses, with respect to any claim for indemnification made by the Purchaser Indemnified Persons hereunder, the amount of Purchaser Losses for which the Selling Shareholders shall be obligated to indemnify such Purchaser Indemnified Persons shall be reduced by the amount of insurance proceeds that such Purchaser Indemnified Persons actually received, if any.

          (b) To ensure that there will be no double recovery of Purchaser Losses or Selling Shareholder Losses, any indemnified person shall reimburse to the indemnifying persons any amounts subsequently recovered by or paid to the indemnified person from or by any third party in respect of any matter or liability in respect of which the indemnifying person has paid any sum to the indemnified person.

     Section 8.6 NO RIGHT OF OFF-SET/SET-OFF.

          Neither the Purchaser nor the Selling Shareholders shall have any right to off-set or set-off any payment due pursuant to this Agreement against any other payment to be made pursuant to this Agreement or otherwise (including against indemnification payments).

     Section 8.7 LIMITATIONS.

          (a) The Selling Shareholders will have no liability for indemnification pursuant to this Article 8 as a result of a breach of any representation or warranty until the aggregate amount of Purchaser Losses exceed $175,000 (at which point the Selling Shareholders shall become liable for all Purchaser Losses and not just those exceeding $175,000). However, the preceding sentence of this Section 8.7 shall not apply to any breach of the representations and warranties contained in Article 3 or in Sections 4.1, 4.2, or 4.21, any liability associated with the matter disclosed in Schedule 4.21, or to any claims based upon fraud.

          (b) The Selling Shareholders will have no liability for indemnification pursuant to this Article 8 as a result of any breach of representation or warranty that arises from (i) any voluntary act or omission of the Purchaser or the Company or of any holding company or their respective successors in title after Closing otherwise than in the ordinary course of business as carried on at the date of this Agreement and otherwise than pursuant to a legally binding obligation incurred prior to the date of this Agreement,
(ii) any change in the rate of taxation executed after the Closing with retroactive effect, or (iii) any legislation being introduced or amended or a judgment made the effect of which is to restate common law after the Closing.

          (c) If, at the time that an indemnified person notifies an indemnifying person of any claim for indemnification hereunder, such claim is contingent only, the indemnifying person shall not be under any obligation to make any payment in respect of such claim until such time as the contingent liability becomes an actual liability and is due and payable.

          (d) The Selling Shareholders will have no liability for indemnification pursuant to this Article 8 for breach of a representation and warranty for which liability there is a reserve on the Currant Balance Sheet, unless the amount of Purchaser Losses with respect to such claim exceeds such reserve and, in such event, the amount of Purchaser Losses with respect to such claim shall be reduced by the amount of such reserve.

          (e) The rights to indemnification, reimbursement or other remedy set forth in this Agreement will not be affected by any investigation conducted by a party with respect to, or any knowledge acquired (or capable of being acquired) by a party about, the accuracy or inaccuracy of, or compliance with any representation, warranty, covenant or obligation.

          (f) No limitations or indemnification contained in Article 8 shall have any effect on any claim that is based on fraud.

                                   ARTICLE 9.

                         DEFINITIONS AND INTERPRETATION

     Section 9.1 DEFINITIONS.

          For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

          "Affiliate" or "Affiliated Entities" means corporation, partnership, joint venture or other entity in which the Company has, directly or indirectly, an equity interest representing 50% or more of the shares thereof or other equity interests therein.

          "Agreement" or "this Agreement" means this Stock Purchase Agreement, together with the exhibits and the Disclosure Schedule.

          "Audit" means any audit, assessment of Taxes, reassessment of Taxes, or other examination by any taxing authorities or any judicial or administrative proceedings or appeal of such proceedings.

          "Balance Sheet" means the most recent unaudited balance sheet of the Company included in the Financial Statements.

          "Balance Sheet Date" means the date of the Balance Sheet.

          "Closing" means the closing referred to in Section 2.1.

          "Closing Date" means the date on which the Closing occurs.

          "Company" means Space Media Holdings Limited., a British Virgin Islands corporation, and its Subsidiaries. Any references to the Company should be taken to mean Space Media Holdings Limited and its Subsidiaries taken as a whole.

          "Company Intellectual Property" means all Intellectual Property that is currently used exclusively in the business of the Company or that is necessary to conduct the business of the Company as presently conducted or as currently proposed to be conducted.

          "Company Material Adverse Effect" means any material adverse change in, or material adverse effect on, the business, financial condition or operations of the Company, provided, however, that any adverse effect on the Company resulting from any action of Parent or the Purchaser or the execution of this Agreement, any public announcement relating to this Agreement or the Transactions or consummation of the Transactions shall also be excluded from the determination of Company Material Adverse Effect.

          "Computer Systems" means computer software programs and databases.

          "Copyrights" means U.S. and foreign registered and unregistered copyrights (including those in Computer Software and databases), rights of publicity and all registrations and applications to register the same.

          "Disclosure Schedule" means the disclosure schedule dated as of the date of this Agreement prepared by Selling Shareholders and delivered to the Purchaser simultaneously with the execution hereof as amended or supplemented by Selling Shareholders pursuant to the terms of this Agreement.

          "Due Date" means, with respect to any Tax Return, the date such return is due to be filed (taking into account any valid extensions).

          "Encumbrances" means any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.

          "GAAP" means United States generally accepted accounting principles.

          "Governmental Entity" means a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

          "Indebtedness" means (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (c) all obligations under financing leases, (d) all obligations in respect of acceptances issued or created, (e) all liabilities secured by any lien on any property and (f) all guarantee obligations.

          "Intellectual Property" means all of the following: Trademarks, Patents, Copyrights and Licenses.

          "Knowledge" means the actual knowledge of the person or the knowledge that person would have after reasonable inquiry.

          "Lease" means each lease pursuant to which the Company leases any real or personal property.

          "Licenses" means all licenses and agreements pursuant to which the Company has acquired rights in or to any Trademarks, Patents or Copyrights, or licenses and agreements pursuant to which the Company has licensed or transferred the right to use any of the foregoing.

          "Parent Common Stock" means the common stock $0.01 par value, of Parent.

          "Parent Shares" means shares of Parent Common Stock delivered in exchange for shares of the Company as contemplated by this Agreement.

          "Patents" means issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and similar statutory rights.

          "Person" means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

          "Plan" means each deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program; each profit-sharing, stock bonus or other "pension" plan, fund or program; each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company, or to which the Company is party, whether written or oral, for the benefit of any director, employee or former employee of the Company other than any executed as part of the Transactions.

          "Purchaser Indemnified Persons" means Parent and each of its Affiliates.

          "Purchaser Losses" means any and all actual losses, liabilities, damages, judgments, settlements, Taxes and expenses (including interest and penalties recovered by a third party with respect thereto and reasonable attorneys' fees and expenses and reasonable accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the rights of the Purchaser arising under Article
8) incurred by the Purchaser or any of the Purchaser Indemnified Persons that arise out of (a) any breach by the Selling Shareholders of any of Selling Shareholders' representations and warranties contained in or made by or pursuant to this Agreement, (b) any breach by the Selling Shareholders of any covenants contained in this Agreement, (c) any claim by any former equity owner of the Company or any Subsidiary, or any other person or entity, seeking to assert, or based upon (i) ownership or rights to ownership of any securities of the Company or (ii) any rights of a shareholder, including without limitation, any option, preemptive rights or similar right, (iii) any rights under the articles or memorandum of association of the Company or charter documents or (iv) any claim that his, her or its equity interests were wrongfully repurchased or terminated by the Company, (d) any claim arising out of the Financial Advisory Engagement Agreement dated December 3, 1999 with Bank of America, except for a claim against Bank of America or any of its Affiliates brought by Parent or any of its Affiliates, (e) any claim for payment of costs, fees or expenses of the Company or the Selling Shareholder made by any attorney, accountant, banker or other person for services rendered in connection with the preparation and performance of this Agreement, or (f) any liability associated with the matter disclosed in
Schedule 4.21.

          "Real Property" means all real property that is owned or used by the Company or that is reflected as an asset of the Company on the Balance Sheet.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Selling Shareholders" means the shareholders listed on SCHEDULE I.

          "Selling Shareholders Indemnified Persons" means the Selling Shareholders and each of their Affiliates.

          "Selling Shareholders Losses" means any and all actual losses, liabilities, damages, judgments, settlements and expenses (including interest and penalties recovered by a third party with respect thereto and reasonable attorneys' fees and expenses and reasonable accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the rights of Selling Shareholders arising under
Article 8) incurred by Selling Shareholders or any of the Selling Shareholders Indemnified Persons that arise out of (a) any breach by Parent or the Purchaser of any of Parent or the Purchaser's representations and warranties contained in or made by or pursuant to this Agreement or (b) any breach by Parent or the Purchaser of any covenants or guarantees contained in this Agreement.

          "Shares" means the shares of the Company held and beneficially owned by the Selling Shareholders.

          "Tax" or "Taxes" means all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority, including income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, shares, transfer, franchise, payroll, withholding, social security, minimum estimated, profit, gift, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, stamp and other taxes, and shall include interest, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns.

          "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.

          "Trademarks" means U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same.

          "Transactions" means all the transactions provided for or contemplated by this Agreement.

          "Transfer Taxes" means all sales (including bulk sales), use, transfer, recording, ad valorem, privilege, documentary, gains, gross receipts, registration, conveyance, excise, license, stamp, duties or similar Taxes and fees.

          "U.S. person" means:

          (a) Any natural person resident in the United States;

          (b) Any partnership or corporation organized or incorporated under the laws of the United States;

          (c) Any estate of which any executor or administrator is a U.S.
person;

          (d) Any trust of which any trustee is a U.S. person;

          (e) Any agency or branch of a foreign entity located in the United States;

          (f) Any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;

          (g) Any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and

          (h) Any partnership or corporation if:

               (i) Organized or incorporated under the laws of any foreign jurisdiction; and

               (ii) Formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a)) who are not natural persons, estates or trusts.

     Section 9.2 INTERPRETATION.

          (a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (b) Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

          (c) The meaning assigned to each term defined in this Agreement shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms shall have a corresponding meaning.

          (d) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

          (e) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                                  ARTICLE 10.

                                 MISCELLANEOUS

     Section 10.1 FEES AND EXPENSES.

          Parent and the Purchaser and each Selling Shareholder shall be responsible for and bear all of their own costs in the Transactions (including without limitation any legal, accounting, or broker's fees). Any costs borne by the Company in the Transactions (including without limitation any legal, investment banking or financial advisory fees) will be paid by the Selling Shareholders.

     Section 10.2 AMENDMENT AND MODIFICATION.

          This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

     Section 10.3 NOTICES.

          All notices and other communications hereunder shall be in writing and shall be deemed given when mailed, delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):

if to Parent or the Purchaser, to:

                         Engage, Inc.
                         100 Brickstone Square
                         Andover, MA  01810
                         Attention:  General Counsel
                         Telephone:  (978) 684-3884
                         Facsimile:  (978) 684-3636

                         with a copy to:

                         Skadden, Arps, Slate, Meagher & Flom LLP
                         300 Grand Avenue
                         Los Angeles, CA  90071-3144
                         Attention:  Michael V. Gisser, Esq.
                         Telephone:  (213) 687-5213
                         Facsimile:  (213) 687-5900
if to the Shareholders' Agent or the Selling Shareholders, to:

                         Opulent Wealth Limited
                         Suite 2501
                         N. 9 Queen's Road Central
                         Hong Kong
                         Attention:  Kevin Murphy
                         Telephone  (852) 2810-1399
                         Facsimile:  (852) 2524-1280

                         with a copy to:

                         Stephenson Harwood & Lo
                         18th Floor, Edinburgh Tower
                         15 Queens Road Central
                         The Landmark
                         Hong Kong
                         Attention:  Hilda Chiu, Esq.
                         Telephone:  (852) 2868-0789
                         Facsimile:  (852) 2868-1504

     Section 10.4 COUNTERPARTS.

          This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 10.5 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES.

          This Agreement together with the other documents forming part of the Transactions constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of those agreements and (b) are not intended to confer upon any Person other than the parties to those agreements and the officers and directors of the Company any rights or remedies under this Agreement.

     Section 10.6 SEVERABILITY.

          Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

     Section 10.7 GOVERNING LAW.

          This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

     Section 10.8 ARBITRATION.

          Subject to Sections 1.5 and 8.3, any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, or any of the Transactions, shall be finally settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force and as may be amended by the rest of this Section 10.8. The place of the arbitration shall be in Hong Kong at the Hong Kong International Arbitration Centre. There shall be three neutral arbitrators, of whom the claimant shall appoint one and the respondent shall appoint one within sixty (60) days of service by claimant on respondent of notice of the arbitration. The two arbitrators so appointed shall select the chairperson of the tribunal within sixty (60) days of the appointment of the second arbitrator. The chairperson of the panel shall be a retired judge with experience in large commercial cases or be an attorney with a minimum of fifteen years of litigation experience and substantial arbitration experience in disputes relating to large, commercial transactions. In arriving at their decision, the arbitrators shall be bound by the terms and conditions of this Agreement and shall apply the governing law of this Agreement as defined in Section 10.7. The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute. The award shall be final and binding on the parties, and judgment upon any award may be entered in any court of competent jurisdiction. Each party to the arbitration shall pay the compensation, costs, fees and expenses of its own witnesses, experts and counsel. The arbitrators' fees and expenses shall be borne equally by the parties.

     Section 10.9 TIME OF ESSENCE.

          Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     Section 10.10 WAIVER.

          The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     Section 10.11 ASSIGNMENT.

          Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Purchaser may assign, in its sole discretion, all (but not less than all) of its rights and interests hereunder to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     Section 10.12 GUARANTEE.

          (a) In consideration of the Selling Shareholders agreeing at the request of Parent and the Purchaser (as evidenced by their execution hereof) to enter into this Agreement, Parent hereby unconditionally and irrevocably guarantees to each of the Selling Shareholders the due and punctual performance and discharge by the Purchaser of all obligations (whether present or future, actual or contingent) due, owing or incurred to each of the Selling Shareholders by the Purchaser under or pursuant to this Agreement and documents referred to herein including, without limiting the generality of the foregoing, the payment of all moneys that may at any time be or become due and payable whether by way of costs, expenses, interest, losses, damages or as a consequence of any breach or non-fulfillment of any of the warranties or representations or covenants given by the Purchaser or otherwise (all of which obligations are hereinafter referred to as "Obligations") to the intent that should the Purchaser fail duly and punctually to perform or discharge any of the Obligations, Parent shall upon demand perform or procure the performance and discharge of the Obligations.

          (b) In addition and without prejudice to the guarantee contained above, Parent unconditionally and irrevocably agrees, as a primary obligation, to indemnify the Selling Shareholders against all costs, expenses, interest, losses or damages incurred by the Selling Shareholders as a result of the failure by the Purchaser to perform the Obligations.

          IN WITNESS WHEREOF, Parent, the Purchaser and the Selling Shareholders have executed this Agreement or caused this Agreement to be executed by their respective officers duly authorized as of the date first written above.


                                   ENGAGE ACQUISITION CORP.


                                   By: /s/ Michael K. Baker
                                       -----------------------------------------
                                   Name:    Michael K. Baker
                                   Title:   Secretary

                                   ENGAGE, INC.


                                   By: /s/ Michael K. Baker
                                       -----------------------------------------
                                   Name:    Michael K. Baker
                                   Title:   Executive Vice President and
                                            General Counsel


                                   SELLING SHAREHOLDERS:


                                   /s/ Colin McIntosh
                                   ---------------------------------------------
                                   Colin McIntosh

                                   /s/ Matthew Harty
                                   ---------------------------------------------
                                   Matthew Harty


                                   OPULENT WEALTH LIMITED


                                   By: /s/ William S. Kaye
                                      ------------------------------------------
                                   Name:    William S. Kaye
                                   Title:   Director

                                   E-KONG PILLARS LIMITED


                                   By: /s/ Grant Kim
                                       -----------------------------------------
                                   Name:    Grant Kim
                                   Title:   Director


                                   By: /s/ David Richard Catterall
                                       -----------------------------------------


                                   By: /s/ Brett Webber
                                       -----------------------------------------


                                   By: /s/ Peter Edward Burton
                                       -----------------------------------------


                                   By: /s/ Nadim Ashraf
                                       -----------------------------------------


                                   By: /s/ Michael Denmark
                                       -----------------------------------------


                                   By: /s/ Susana Tui Chun Sze
                                       -----------------------------------------


                                   By: /s/ Domina Lam
                                       -----------------------------------------


                                   By: /s/ Grant Trollope
                                       -----------------------------------------


                                   By: /s/ Paul Walker
                                       -----------------------------------------


                                   By: /s/ Kenneth Hong
                                       -----------------------------------------


                                   By: /s/ Suresh Kanji
                                       -----------------------------------------


                                   By: /s/ Ross Hughes
                                       -----------------------------------------


                                   By: /s/ Amy Lam
                                       -----------------------------------------


                                   By: /s/ Sultan Rehman
                                       -----------------------------------------


                                   By: /s/ Mark Miller
                                       -----------------------------------------


                                   By: /s/ Malcolm Thorp
                                       -----------------------------------------


                                   By: /s/ Michelle Wilks
                                       -----------------------------------------


                                   By: /s/ Ellouise Truran
                                       -----------------------------------------


                                   By: /s/ Jacqueline Waterman
                                       -----------------------------------------


                                   By: /s/ Noppadon Prapimpunt
                                       -----------------------------------------


                                   By: /s/ Elsie Kwan
                                       -----------------------------------------


                                   By: /s/ Crystal Chan
                                       -----------------------------------------


                                   By: /s/ Reddy Mallikarjuna
                                       -----------------------------------------


                                   By: /s/ Melvin Tan Jit Tiong
                                       -----------------------------------------


                                   By: /s/ Karl Morris
                                       -----------------------------------------


                                   By: /s/ Henry Tan
                                       -----------------------------------------


                                   By: /s/ Audrey Lim
                                       -----------------------------------------


                                   By: /s/ Anna Au
                                       -----------------------------------------


                                       43